EXHIBIT 2.1
                                                                       Execution
                                                                            Copy









                            STOCK PURCHASE AGREEMENT

                                  by and among

                             ADVANCED PHOTONIX, INC.

                                  As Purchaser

                                       and

                               THE STOCKHOLDERS OF
                            PHOTONIC DETECTORS, INC.
                                  NAMED HEREIN

                                   As Sellers

















                                                  Dated: as of December 21, 2004

                               TABLE OF CONTENTS




1.       DEFINITIONS..............................................................................................1

   1.1.       DEFINED TERMS.  ....................................................................................1
   1.2.       OTHER DEFINITIONAL PROVISIONS; INTERPRETATION.......................................................1

2.       PURCHASE AND SALE OF THE STOCK...........................................................................1

   2.1        PURCHASE AND SALE. .................................................................................1
   2.2        ADJUSTMENT OF THE PURCHASE PRICE.  .................................................................2
   2.3        CONTINGENT PURCHASE PRICE...........................................................................3
   2.4        REDEMPTION OF GAULT SHARES.  .......................................................................4
   2.5        ESCROW.  ...........................................................................................4

3.       REPRESENTATIONS AND WARRANTIES OF SELLERS................................................................4

   3.1        CORPORATE ORGANIZATION OF THE COMPANY...............................................................5
   3.2        SUBSIDIARIES........................................................................................5
   3.3        CAPITALIZATION OF COMPANY...........................................................................5
   3.4        BUSINESS ASSETS.....................................................................................5
   3.5        ACCOUNTS RECEIVABLE.................................................................................6
   3.6        NO VIOLATION........................................................................................6
   3.7        FINANCIAL STATEMENTS................................................................................6
   3.8        NO UNDISCLOSED LIABILITIES; ETC.....................................................................7
   3.9        ABSENCE OF CERTAIN CHANGES..........................................................................7
   3.10       TITLE TO PROPERTIES; ENCUMBRANCES...................................................................9
   3.11       LEASES..............................................................................................9
   3.12       CUSTOMER AND SUPPLIER RELATIONS....................................................................10
   3.13       PATENTS, TRADEMARKS, TRADE NAMES, ETC..............................................................10
   3.14       BUSINESS PERMITS...................................................................................11
   3.15       TAX MATTERS........................................................................................11
   3.16       TRANSACTIONS WITH AFFILIATES.......................................................................13
   3.17       CONTRACTS AND COMMITMENTS..........................................................................13
   3.18       COMPLIANCE WITH CONTRACTS..........................................................................13
   3.19       INSURANCE..........................................................................................14
   3.20       LABOR RELATIONS....................................................................................14
   3.21       SECURITIES ACT COMPLIANCE..........................................................................15
   3.22       LITIGATION.........................................................................................16
   3.23       NO CONDEMNATION OR EXPROPRIATION...................................................................16
   3.24       COMPLIANCE WITH LAW; FOREIGN CORRUPT PRACTICES ACT.................................................16
   3.25       ENVIRONMENTAL PROTECTION...........................................................................17
   3.26       EMPLOYEE BENEFIT PLANS.............................................................................18
   3.27       BROKERS AND FINDERS................................................................................19
   3.28.      CONSENTS...........................................................................................20
   3.29.      BOOKS AND RECORDS..................................................................................20
   3.30.      MANAGEMENT DISCLOSURE..............................................................................20
   3.31.      REPRESENTATIONS COMPLETE...........................................................................20

4.       REPRESENTATIONS AND WARRANTIES OF PURCHASER.............................................................20

   4.1        CORPORATE ORGANIZATIONS; ETC.......................................................................20
   4.2        AUTHORIZATION, ETC.................................................................................20
   4.3        NO VIOLATION.......................................................................................20
   4.4        APPROVALS OF GOVERNMENTAL AUTHORITIES..............................................................21
   4.5        TRUE AND COMPLETE..................................................................................21
   4.6        THE PURCHASER'S STOCK..............................................................................21
   4.7        BROKERS AND FINDERS................................................................................21

5     NON-COMPETITION, NON-SOLICITATION AND NON-DISPARAGEMENT....................................................21

   5.1        NON-COMPETITION....................................................................................21
   5.2        NON-SOLICITATION...................................................................................22
   5.3        REASONALE SCOPE OF NON-COMPETITION AND NON-SOLICITATION............................................22
   5.4        NON-DISPARAGEMENT..................................................................................22
   5.5        ENFORCEMENT OF NON-COMPETITION AND NON-SOLICITATION................................................22

6     DOCUMENTS DELIVERED AT CLOSING.............................................................................22

   6.1        THE SELLERS OBLIGATIONS............................................................................22
   6.2        OBLIGATIONS OF THE PURCHASER.......................................................................23

7     POST CLOSING OBLIGATIONS...................................................................................23

   7.1.       COOPERATION IN POST-CLOSING REVIEW.................................................................23
   7.2.       FURTHER COOPERATION................................................................................23
   7.3.       NOTIFICATION.......................................................................................24
   7.4.       RULE 144 REPORTING.................................................................................24

8.       INDEMNIFICATION.........................................................................................24

   8.1        INDEMNIFICATION....................................................................................24
   8.2        PROCEDURES.........................................................................................25
   8.3        COOPERATION........................................................................................26

9     MISCELLANEOUS..............................................................................................26

   9.1        EXPENSES...........................................................................................26
   9.2        NOTICES AND LEGAL PROCESS..........................................................................26
   9.3        DISCLOSURE.........................................................................................27
   9.4        COUNTERPARTS.......................................................................................27
   9.5        WAIVER AND AMENDMENT...............................................................................27
   9.6        ENTIRE AGREEMENT...................................................................................28
   9.7        BINDING AGREEMENT..................................................................................28
   9.8        GOVERNING LAW, VENUE AND ATTORNEYS' FEES...........................................................28
   9.9        SEVERABILITY; CONSTRUCTION.........................................................................28

     STOCK PURCHASE AGREEMENT (the "Agreement") dated as of December 21, 2004 by and among ADVANCED PHOTONIX, INC., a Delaware corporation (hereinafter referred to as the "Purchaser") with its principal offices at 1240 Avenida Acaso, Camarillo, California 93102, and the STOCKHOLDERS (as set forth on Schedule 3.3, and hereinafter collectively referred to as the "Sellers") of PHOTONIC DETECTORS, INC., a California corporation with its principal offices located at 80-A West Cochran Street, Simi Valley, California 93065 (the "Company").

                                R E C I T A L S:

     A. The Company is in the business of the development, manufacture and distribution of silicon photodiodes and silicon based photo detectors for the original equipment manufacturer, commercial, military, aerospace, medical and consumer markets.

     B. The Sellers desire to sell their Ownership Interests (as hereinafter defined) in the Company to Purchaser and Purchaser desires to purchase Sellers' Ownership Interests from the Sellers on the terms and conditions herein set forth.

     Therefore,   in  consideration  of  the  provisions  and  mutual  covenants contained herein, the Parties hereto hereby agree as follows:

     1 DEFINITIONS.
     --------------
     1.1 Defined Terms. Except as otherwise defined herein, the capitalized terms used in this Agreement have the meanings set forth in Schedule 1.1.

     1.2 Other Definitional Provisions; Interpretation.

          1.2.1 Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other agreement, instrument or document made or delivered pursuant hereto.

          1.2.2 The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Exhibit and Schedule references are to this Agreement unless otherwise specified.

          1.2.3 The headings in this  Agreement are included for  convenience of
     reference   only  and  shall  not  in  any  way  affect   the   meaning  or
     interpretation of this Agreement.

          1.2.4 The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

     2 PURCHASE AND SALE OF THE STOCK.
     ---------------------------------

     2.1 Purchase and Sale. The Sellers hereby this day (the "Closing Date") sell, assign, transfer and convey their Ownership Interests in the Company to Purchaser or its assigns. In consideration therefore, Purchaser has this day delivered to the Sellers the following Purchase Price (the "Purchase Price"):

          2.1.1 Amounts specified beside each Seller's name on Schedule 2.1, totaling an aggregate of $975,000 to be paid to the Sellers by certified or bank check or by wire transfer of immediately available funds to the accounts designated by Sellers in writing (the "Cash Consideration"), subject to adjustment as set forth in Section 2.2 below, and subject to terms of the Escrow Agreement;

          2.1.2 At the Closing, the Purchaser shall cause its note payable by the Company in the amount of $25,000 and guaranteed by the Sellers to be converted into capital of the Company; and

          2.1.3 The number of shares of Purchaser's Stock set forth beside each Seller's name on Schedule 2.1, having a value in the aggregate of $125,000 based on the average closing price of the Purchaser's Stock during the ten
     (10) Trading Days immediately preceding December 16, 2004 (the "Stock Consideration"), to be delivered to each of the Sellers subject to the terms of the Escrow Agreement.


     2.2 Adjustment of the Purchase Price. The Purchase Price shall be subject to adjustment by the amount (the "Adjustment Amount"), if any, that the Net Working Capital of the Company as reflected in the Closing Balance Sheet is more (or less) by an amount greater than $20,000 than the Net Working Capital as reflected in the Interim Balance Sheet. Promptly after the Closing Date, Purchaser's Independent Auditors shall perform a review of the financial statements of the Company for the period beginning October 31, 2004 and ended the Closing Date, including a balance sheet (the "Closing Balance Sheet"). The Closing Balance sheet shall be prepared based on the same accounting principles, assumptions and methodologies as those used to prepare the Interim Balance Sheet. The Closing Balance Sheet shall be delivered to Sellers and Purchaser within seventy-five (75) days after the Closing Date. Upon delivery of the Closing Balance Sheet, the Purchase Price will be increased or decreased by the Adjustment Amount. The Adjustment Amount shall be computed by subtracting $92,795.44 (which the parties agree is the Net Working Capital of the Company as at October 31, 2004 computed as set forth on Schedule 2.2(A) hereof) from the Net Working Capital of the Company at Closing as shown on the Closing Balance Sheet. In the event the Adjustment Amount is positive, the Purchase Price shall be increased by the amount of the Adjustment Amount, and within fifteen (15) days of the date of which the Closing Balance Sheet is delivered to Purchaser, Purchaser will deliver the Adjustment Amount by certified or bank check or by wire transfer of immediately available funds to the accounts designated by Sellers in writing. In the event the Adjustment Amount is negative, the Purchase Price shall be reduced by such amount and Escrow Agent will pay to Purchaser such Adjustment Amount out of the Escrow Fund pursuant to the terms of the Escrow Agreement. Payment shall be made first out of the cash portion of the Escrow Fund and second out of the stock portion of the Escrow Fund to be valued based on the average closing price for the Purchaser's Stock during the ten (10) Trading Days immediately preceding the disbursement. After the adjustment of the Purchase Price is complete, any remaining cash in the Escrow Fund will be returned to Sellers in accordance with the terms of the Escrow Agreement and the remaining Shares of the stock portion of the Escrow Fund will continue to be held in escrow pursuant to the terms of the Escrow Agreement. Any adjustments required in this Section will be subject to the dispute resolution procedures set forth in Schedule 2.2(B) hereof. Notwithstanding the foregoing, in the event the Adjustment Amount is less than $20,000, whether positive or negative, no adjustment will be made to the Purchase Price pursuant to this section.

     2.3 Contingent Purchase Price.

          2.3.1 During the five (5) Contract Years following the Closing Date (the "Earn-Out Period"), at the times described below, Purchaser shall pay to Seller an amount equal to 20% of Incremental Net Sales for (i) all sales of PDI Products to the PDI Customer Base during the Earn-Out Period and
     (ii) all Catalog Sales during the Earn-Out Period.

          2.3.2 "Incremental Net Sales" shall mean:

               (a) For the first Contract Year following the Closing Date, Net Sales in excess of $2,400,000.

               (b) For each subsequent Contract Year during the Earn-Out Period, NetSales in excess of the greater of (1) $2,400,000 or (2) the highest Net Sales during any prior Contract Year during the Earn-Out Period.

          2.3.3 On or before the 30th day following each Contract Year, Purchaser shall pay to Seller all amounts owed to Seller pursuant to this
     Section 2.3 for sales during such preceding Contract Year. Purchaser shall deliver to Seller with each such payment a written report stating in reasonable detail Purchaser's calculations of such payment and related information.

          2.3.4 Purchaser shall maintain accurate books and records related to the sale of the PDI Products to the PDI Customer Base and Catalog Sales sufficient to calculate, and allow Seller to verify, the payments under this Section 2.3. From time to time prior to the sixth anniversary of the Closing Date, Seller shall have the right to review, and Purchaser shall provide access to, such books and records to verify the accuracy of such payments, provided that such reviews shall not occur more frequently than once per calendar year. Each such review shall be (i) upon not less than 10 days' prior notice to Purchaser, (ii) conducted during normal business hours, (iii) conducted by Seller's independent accounting firm and (iv) conducted in a manner so as to not unreasonably interfere with Purchaser's operations. If any such review accurately determines that additional amounts are due to Seller, then Purchaser shall pay to Seller such additional amounts within 15 days following Seller's notice to Purchaser thereof. Seller shall bear the full cost and expense of each such review, except if a discrepancy in Incremental Net Sales exists in favor of Seller in excess of 10% for a period so reviewed (as compared to payments actually made regarding such period), then Purchaser shall bear, and promptly pay to Seller, the full cost and expense of such review. 1.1.1

          2.3.5 In connection with the transaction, Robert Kinard and Dennis Mattock shall enter into employment agreements with the Purchaser in the form attached hereto as Exhibits 6.1.3 and 6.1.4. The expiration or earlier termination of either of Messrs. Kinard's or Mattock's employment with the Purchaser shall have no effect on the Contingent Purchase Price payable pursuant to this section.

          2.3.6 For purposes of this section the following definitions apply:

               (a) "Catalog Sales" means all online and telephone sales of PDI Product through the catalog published by the Digi-Key Corporation its replacement, successor in interest or assign.

               (b) "Contract Year" means the 12 consecutive month period commencing on the Closing Date or the Closing Date anniversary of each year during the Earn-Out Period.

               (c) "Net Sales" means the amount of gross revenue received by Purchaser or any of its Affiliates regarding sales of PDI Product, less the amount actually allowed by Purchaser or such Affiliate to such third parties regarding the PDI Product for (A) normal and customary credits and allowances for rejections or returns, (B) normal and customary charges for transportation, shipping and handling and insurance regarding such transportation, shipping and handling, in each case to the extent included in gross revenue and (C) sales, excise and similar taxes and any duties and other governmental charges actually imposed upon sales (but excluding taxes in the nature of income taxes), in each case to the extent included in gross revenue.

               (d) "PDI Product" means Product within the Company's product line listed on Schedule 2.3.5 as such product line exists on the Closing Date (the "PDI Product").

               (e) "PDI Customer Base" means customers that have purchased PDI Products from the Company within the eighteen months immediately preceding the Closing Date or who the Company actively solicited as a prospective customer during the eighteen months immediately proceeding the Closing Date as set forth on Schedule 2.3.5 or as may be agreed by Purchaser and Sellers in writing following the date hereof.

     2.4 Redemption of Gault Shares. Purchaser shall deliver on behalf of the Company in consideration for the redemption of the PDI Stock owned by Mr. Gault by the Company and in settlement of all claims by John Gault against the Company
(i) funds in the amount of $75,000 by certified or bank check payable to Mr. Gault or by wire transfer of immediately available funds to the accounts designated by Mr. Gault in writing and (ii) Shares of Purchaser's Stock having a value of $75,000 based on the average closing price of the Purchaser's Stock during the ten (10) Trading Day period ending on December 16, 2004.

     2.5 Escrow. At Closing, Sellers agree to deliver to the Escrow Agent, to hold in escrow (a) Fifty Thousand Dollars ($50,000) representing the cash portion of the Escrow Fund payable by check or wire transfer; and (b) the Stock Consideration representing the stock portion of the Escrow Fund. The Escrow Fund will be delivered by Seller to, and held in escrow by, the Escrow Agent, with the Stock Consideration being held for a period of two years as security for the indemnity obligations of Sellers set forth in Section 8 and with the Cash Consideration being held for a period of 90 days as security for the payment of the Closing Balance Sheet Adjustment under Section 2.2. The Escrow Fund will be subject to the terms of an Escrow Agreement substantially in the form annexed hereto as Exhibit 2.5 (the "Escrow Agreement").

     3 REPRESENTATIONS AND WARRANTIES OF SELLERS.
     --------------------------------------------

     In order to induce Purchaser to enter into this Agreement and to consummate the transactions contemplated herein, the Sellers jointly and severally make each of the representations and warranties set forth in this Article 3 as follows:

     3.1 Corporate Organization of the Company.

          3.1.1 The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has full power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; the Company has qualified as a foreign corporation in all jurisdictions in which the Company's ownership or leasing of property or the conduct of its business requires qualification as a foreign corporation as set forth on Schedule 3.1.1. The copies of the Certificate of Incorporation and Bylaws of the Company heretofore delivered to Purchaser are complete and correct copies of such instruments as presently in effect.

          3.1.2 Schedule 3.1.2 hereto sets forth the name, position and total compensation of each officer and director of the Company, and the name, position and total compensation for each other employee of or consultant to the Company whose total compensation in the fiscal year ended March 31, 2004 was, or in the current fiscal year is expected to be, in excess of $50,000.

     3.2 Subsidiaries. The Company has no Subsidiaries.

     3.3 Capitalization of Company. The authorized and outstanding capital of the Company consists solely of the shares of common stock (the "PDI Stock") listed on Schedule 3.3 hereof and the persons (the "Stockholders") set forth on
Schedule 3.3 hereof are the owners of the PDI Stock in the Company in the percentages set forth after their respective names on Schedule 3.3 (the "Ownership Interests") and, except as disclosed on Schedule 3.3, each has good, valid and marketable title to the PDI Stock free and clear of all Liens or claims whatsoever, with full power and authority to transfer and convey the same. Except for the PDI Stock owned by John Gault and Joy Gault to be redeemed at the Closing pursuant to the Redemption and Termination Agreement and Release attached hereto as Exhibit 6.1.8, no other person has any record or beneficial equity interest in the Company of any kind. All of the outstanding PDI Stock in the Company is validly issued, fully paid and nonassessable. There are no outstanding (i) securities convertible into or exchangeable for any equity interests in the Company; (ii) options, warrants, calls or other rights (including conversion rights, preemptive rights or appreciation rights) with respect to the issued and outstanding equity interests in the Company, or to purchase or subscribe to any of the equity interests in the Company or securities convertible into or exchangeable for equity interests in the Company; or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale, transfer, and/or assignment of any equity interests in the Company, any convertible or exchangeable securities or any such options, warrants or rights.

     3.4 Business Assets. All of the tangible assets used by the Company, including, without limitation, all machinery, office and other equipment, furniture, computers and related equipment, network and customer support systems, business machines, telephone systems, parts and accessories, telephone and facsimile numbers, Web sites, e-mail addresses, Internet domain names, and IP addresses presently utilized by the Company, shall be referred to herein collectively as the "Tangible Assets". Attached hereto as Schedule 3.4 is a true and correct list or description of the Tangible Assets. The Tangible Assets include all of the hardware, software (other than off-the-shelf software licensed by the Company or the Subsidiary) and other equipment used to support, maintain and service the customers of the Company. As of the Closing Date, each of the Tangible Assets is in good and operable condition, normal wear and tear excepted. Inventory items of Seller are disclosed on the detail descriptive listing at Schedule 3.4, and that all inventory listed on the Schedule will be of a quality and quantity that is usable or salable in the ordinary course of business, consistent with past practice and not obsolete except as is consistent with past practice.

     3.5 Accounts Receivable.

          3.5.1 The Company has made available to Purchaser a list of all accounts receivable of the Company as of the Interim Balance Sheet Date, together with an aging schedule indicating a range of days elapsed since invoice.

          3.5.2 All of the Company's accounts receivable arose in the ordinary course of business, are carried at values determined in accordance with the Company's historic accounting principles, assumptions and methodologies, consistently applied, and are collectible except to the extent of reserves therefor set forth in the Interim Balance Sheet or, for receivables arising subsequent to Interim Balance Sheet Date, as reflected on the books and records of the Company (which are prepared in accordance with Company's historic accounting principles, assumptions and methodologies, consistently applied). No person has any Lien on any of the Company's accounts receivable and no request or, except as may be reflected on the Company's books and records, agreement for deduction or discount has been made with respect to any of the Company's accounts receivable.

     3.6 No Violation. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will violate any provision of the Certificate of Incorporation or Bylaws or similar documents of the Company or will (a) violate, or be in conflict with, or constitute a breach or default (or an event which, with the giving of notice or lapse of time or both, would constitute a default) under, or result in the termination of, or acceleration of the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any security interest, Lien or other encumbrance upon any property or assets of the Company under any Contractual Obligation to which the Company or any of the Sellers is a party or by which the Company or any of the Sellers is bound, or to which the property of the Company is subject; or (b) violate any statute or law or any judgment, decree, order, regulation or rule of any court or Governmental Authority to which the Company is subject.

     3.7 Financial Statements. The Company has heretofore delivered to Purchaser the Interim Balance Sheet, and the statements of income and cash flow for the seven month period ended October 31, 2004. Except as otherwise disclosed to Purchaser in writing, such balance sheets and notes thereto are true, complete and accurate in all respects and fairly present in accordance with GAAP the assets, liabilities and financial condition of the Company as at the respective dates thereof and for the periods covered thereby, and all such statements of income and statements of cash flow and the notes thereto are true, complete and accurate in all respects and fairly present in accordance with GAAP the results of operations for the periods therein referred to. Except as otherwise disclosed to Purchaser in writing, all of the foregoing financial statements were prepared in accordance with GAAP consistently applied throughout the periods involved (except in the case of the Interim Balance Sheet to the extent subject to normal year end adjustments).

     3.8 No Undisclosed Liabilities; Etc. Except as set forth on Schedule 3.8, the Company has no liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) except for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the Interim Balance Sheet Date and except as set forth in this Agreement.

     3.9  Absence of Certain  Changes.  Except as and to the extent set forth on
Schedule 3.9, from the Interim Balance Sheet Date through the date hereof, the Company has not (except as contemplated by, or disclosed in, this Agreement):

          3.9.1 conducted its business in other than the ordinary course consistent with past practice;

          3.9.2 instituted any new methods of purchase, sale, lease, management, accounting or operation or engage in any transaction or activity, entered into any agreement or made any commitment or amended any existing agreement, except in the ordinary course of business and consistent with past practice;

          3.9.3 entered into or amended any employment agreement, entered into any agreement with any labor union or association representing any employee or entered into or amended any Plan or amended any certificate;

          3.9.4 incurred any liabilities or obligations (absolute, accrued, contingent or otherwise) except items incurred in the ordinary course of business, or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves not in accordance with the Company's historic accounting principles, assumptions and methodologies consistently applied or entered into any lease or sublease of real property or exercised any purchase options or rights of first refusal contained in any of the Leases (as hereinafter defined) except in the ordinary course of business and consistent with past practice;

          3.9.5 paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected on or reserved against on the Interim Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the Interim Balance Sheet Date;

          3.9.6 permitted or allowed any property demised under the Leases or assets (real, personal or mixed, tangible or intangible, including without limitation, accounts receivable) to be subjected to any Lien, assignment, restriction or charge of any kind, except for Liens for current taxes not yet due;

          3.9.7 entered into or consent to any amendment of, or sublease with respect to the properties demised under the Leases except in the ordinary course of business and consistent with past practice;

          3.9.8 written down the value of any inventory (including write-downs by reason of shrinkage or mark-down) or written off as uncollectible any notes or accounts receivable, except for immaterial write-downs and write-offs in the ordinary course of business and consistent with past practice;

          3.9.9 canceled any debts or waived any claims or rights involving more than $1,000;

          3.9.10 sold, transferred, abandoned or otherwise disposed of any properties or assets (real, personal or mixed, tangible or intangible, including without limitation, accounts receivable or entered into any lease (as lessor or lessee)) except as required by Section 3.4 or in the ordinary course of business and consistent with past practice;

          3.9.11 disposed of or permitted to lapse (except by its own terms) any rights to the use of any existing patent, trademark, trade name or copyright, or disposed of or disclosed (except as necessary in the conduct of its business) to any person, other than representatives of Purchaser, any trade secret, formula, process or know-how not theretofore a matter of public knowledge;

          3.9.12 granted or committed to grant any general increase in the compensation of officers, directors or employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increases in the compensation payable or to become payable to any officer, director or employee, including payments or commitments to pay severance or termination pay except increases granted in the ordinary course of business consistent with past practices or pursuant to existing agreements;

          3.9.13 made any single capital expenditure or commitment in excess of $5,000 for additions to property, plant, equipment or intangible capital assets or made aggregate capital expenditures and commitments in excess of $10,000 since the Interim Balance Sheet Date for additions to property, plant, equipment or intangible capital assets;

          3.9.14 declared, paid or set aside for payment any dividend or other distribution in respect of its equity securities or redeemed, purchased or otherwise acquired, directly or indirectly, any equity security of the Company;

          3.9.15 made any change in any method of accounting or accounting practice except as required by GAAP;

          3.9.16 paid, distributed, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible, including without limitation, accounts receivable) to, or entered into any agreement or arrangement with any Affiliates, officers or directors of the Company, or any Affiliate or associate of any officers or directors of the Company except for directors' fees, and compensation to officers at rates not exceeding the rates of compensation in effect during the period ended on the Interim Balance Sheet Date;

          3.9.17 entered into or amended any written contract or other agreement pursuant to which it agrees to indemnify any party or to refrain from competing with any party;

          3.9.18 except for inventory, supplies or equipment acquired in the ordinary course of business, made any acquisition of all or any part of the assets, properties, capital stock or business of any other entity;

          3.9.19 entered into any transaction other than in the ordinary course of business;

          3.9.20 terminated, surrendered, canceled or assigned any of its properties demised under the Leases, or any part thereof, except in the ordinary course of business consistent with past practice;

          3.9.21 terminated any Plan or withdrawn from any Multiemployer Plan or failed to notify the Purchaser of any "prohibited transaction", as such term is defined in Section 4975 of the Internal Revenue Code; or

          3.9.22 agreed, whether in writing or otherwise, to take any action described in this Section.

     3.10 Title to Properties; Encumbrances. The Company owns no real property.

     3.11 Leases.

          3.11.1 Schedule 3.11 hereto is an accurate and complete list of all leases or rights of occupancy pursuant to which the Company leases or subleases any real property or interest therein or personal property (the "Leases"). A true and correct copy of each Lease has been delivered to Purchaser together with all amendments and modifications thereto, and all subordination, non-disturbance and/or attornment agreements related thereto, and no changes have been made thereto since the date of delivery. Each Lease is valid and in full force and effect. There are no existing defaults under any provision of any Lease, and no event has occurred which (with or without notice, lapse of time or both) would constitute a default thereunder.

          3.11.2 The Company is in actual possession of the properties demised under the Leases and, except as shown on Schedule 3.11, has good and indefeasible title to the leasehold estates conveyed under the Leases free and clear of all title defects or objections, Liens, claims or charges of any nature whatsoever, and are not, in the case of the properties demised under the Leases, to the knowledge of Seller, subject to any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever except, (i) Liens shown on the Interim Balance Sheet as securing specific liabilities or obligations or other matters with respect to which no default exists, and (ii) Liens for taxes not yet due and payable. No portion of any of the improvements erected by and under the direction of the Company on the properties demised under the Leases encroach on adjoining property or public streets and, to the knowledge of the Company, no portion of any of the properties demised under the Leases are, or have been, subjected to a special ad valorem tax valuation such that a change in ownership or use (whether now existing or in the future) has caused or will cause additional ad valorem taxes to be imposed upon the properties demised under the Leases.

          3.11.3 The basic rent and all additional rent payable under the Leases have been paid to date. To the knowledge of Seller, except as set forth on
     Schedule 3.11, all work required to be performed under the Leases by the landlord thereunder or by the Company has been performed and to the extent that the Company is responsible for payment of such work, has been fully paid for, whether directly to the contractor performing such work or to such landlord as reimbursement therefor except for items which the Company is disputing in good faith.

          3.11.4 There have been no casualties which could result in the termination of any Lease or the application of any buy-out provisions contained in any Lease relative to damage by casualty.

     3.12 Customer and Supplier Relations.

          3.12.1 Schedule 3.12 contains a complete list of all customers of the Company's business who, during the past eighteen (18) months, have purchased goods from the Company, including a separate notation of all customers that accounted for more than ten percent (10%) of the Company's sales in the next previous or current fiscal years; provided, however, customers whose purchases from the Company in an eighteen-month period were less than $5,000 in the aggregate shall not be included on Schedule 3.12. Except as shown on Schedule 3.12, during the past eighteen (18) months none of those customers has given written notice or, to the knowledge of any of the Sellers, oral notice of intention to terminate their relationship with the Company or, to decrease or delay, in any significant respect, its purchases or usage of the Company's products. The Company is not required to be approved or certified as a supplier for any of its customers resulting from any formal application for an approval or certification process required by a customer as a condition to conducting business with it.

          3.12.2 Schedule 3.12 also contains a complete list of all suppliers of the Company's business in any one of the past twelve (12) months. Except as shown on Schedule 3.12, during the past 12 months, no supplier (including any supplier who is the Company's sole source of supply of any product or service) has given written notice or to the knowledge of any of the Sellers, oral notice of intention to terminate its relationship with the Company, or to decrease or delay, in any significant respect, its sale of products to the Company.

     3.13 Patents, Trademarks, Trade Names, Etc.

          3.13.1 Except as set forth on Schedule 3.13, the Company neither owns nor licenses any patents, trademarks, trade names, service marks, copyrights, or applications included in the Company's intellectual property.

          3.13.2 The Company owns or is licensed to use, in each case free and clear of any Lien created by the Company, all patents, trademarks, trade names, service marks, copyrights and applications for any of the foregoing, together with all other technology, know-how, tangible or intangible proprietary information or material and formulae that are used in the business of the Company as currently conducted. 1.1.1

          3.13.3 Except as disclosed in Schedule 3.13, the Company has received no written notice of any claims by any person, (i) to the effect that the manufacture, sale or use of any product or process as now used or offered by the Company infringes on any patents, (ii) against the use by the Company of any trademarks, trade names, technology, know-how or processes used in the operation of the business of the Company as currently conducted or presently contemplated, or (iii) challenging or questioning the validity or effectiveness of any of the Company's intellectual property. The Company has provided the Purchaser with a true and complete copy of each patent that constitutes the Company's Intellectual Property and each license or sublicense pursuant to which the Company is permitted to sell, distribute or otherwise use the Company's Intellectual Property owned by third parties.

     3.14 Business Permits. Sellers have obtained all approvals, authorizations, consents, licenses, franchises, orders, certificates or other permits of all governmental or regulatory agencies, whether federal, state, local or foreign (collectively, the "Approvals") necessary to the operations of the business as presently conducted, including, without limitation, the constructions, alterations, operation, use and occupancy of the properties demised under the Leases or any part thereof, or any of the improvements thereon, including, but not limited to the certificates of occupancy or the local equivalents, if any, and certificates relating to fire and health approval. All such Approvals are in full force and effect and good standing, neither Sellers nor the Company is in default under any Approval and there exists no basis for the termination, suspension or revocation of any such Approvals.

     3.15 Tax Matters.

          3.15.1 The Company has (i) filed or has caused to be filed all federal, foreign, state and local sales, use, property, ad valorem, franchise, income, gross receipts, capital gains or other tax returns and statements which were required to be filed prior to the date hereof (the "Tax Returns and Statements") on a timely basis in accordance with the laws, regulations and administrative requirements of the appropriate Governmental Authorities, and (ii) paid within the time and in the manner prescribed by law all amounts of Taxes (as defined in Schedule 1.1) shown on any Tax Returns and Statements, due for all periods ending on or prior to the date hereof. All Tax Returns and Statements were, when filed, and continue to be, complete and accurate in all respects, and there exist no inaccuracies in the Tax Returns and Statements. Except as set forth on
     Schedule 3.15, no tax assessments or deficiency has been made or proposed against the Company nor has any notice been given of any actual or proposed assessment or deficiency. Except as set forth on Schedule 3.15, the Tax Returns and Statements are not presently the subject of any audit or other administrative or court proceeding by any Governmental Authority. No consents extending any applicable statute of limitations have been filed and no Governmental Authority has made a written request for such a consent.

          3.15.2 The Company files Tax Returns and Statements with respect to the income, capital gain, gross receipts or profits earned by it in California and in no other states or localities.

          3.15.3 The Company has withheld or collected and, to the extent required, has paid to the appropriate Governmental Authority on a timely basis, all Taxes that it was required to withhold, collect and pay, including but not limited to Taxes pursuant to the Federal Insurance Contribution Act, the Federal Unemployment Tax Act, and income Taxes subject to withholding. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of the Company (except for Taxes not yet due).

          3.15.4 No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any assets acquired by the Company.

          3.15.5 No property owned by the Company is property as to which an election was made under Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or is "tax-exempt use property" within the meaning of
     Section 168(h)(1) of the Code.

          3.15.6 The Company: (i) has not agreed to or been required to make any adjustment pursuant to Section 481(a) of the Code; (ii) has received no written notice that the Internal Revenue Service has proposed any such adjustment or change in accounting method; and (iii) does not have an application pending with any Governmental Body requesting permission for any change in accounting method.

          3.15.7 The  Company  does not have in effect any tax  elections  under
     Section 108, 168, 338, 441,  471,  1017,  1033 or 4977 of the Code,  except that the Company has elected under Section 471 of the Code to cost its inventory at the lower of cost or market.

          3.15.8 The Company is not a party (other than as an investor) to any industrial development bond.

          3.15.9 During the previous two fiscal years the Company has not engaged in any exchange under which the gain realized on such exchange was not recognized due to Section 1031 of the Code.

          3.15.10 No written claim has ever been received from any Governmental Authority representing any jurisdiction in which the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

          3.15.11 The Company is not and has not been a party to any tax sharing or similar agreement or arrangement.

          3.15.12 The Company has provided Purchaser with copies of: (i) all Tax Returns and Statements of or with respect to the Company for the three year period prior to the Closing Date; (ii) any written notices, protests, or closing agreements relating to issues arising in any audit, litigation or similar proceeding with respect to the liability for Taxes of the Company;
     (iii) any elections or disclosures filed by or on behalf of the Company with any taxing authority (whether or not filed with any Tax Returns and Statements); and (iv) any letter, rulings, determination letters or similar documents issued by any taxing authority with respect to the Company.

          3.15.13 The Company is not a U.S. Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code.

     3.16 Transactions with Affiliates. Except as set forth on Schedule 3.16 hereto, no Affiliate, officer, director or employee of the Company has any interest, directly or indirectly, in any lease, Lien, contract, license, loan or other Agreement to which the Company is a party, or any interest in any competitor, supplier or customer of the Company. Except as set forth on Schedule
3.16 hereto, the Company is not indebted, directly or indirectly, or to any Affiliate for any liability or obligation, whether arising by reason of stock ownership, contract, oral or written agreement or otherwise.

     3.17 Contracts and Commitments. Schedule 3.17 hereto contains a complete, current and correct list of all material contracts, commitments, obligations or agreements of the Company (other than the Leases) whether written or oral (the "Contracts"). For purposes of this Section 3.17 a contract which is "material" shall mean a single contract, whether written or oral:

          3.17.1 pursuant to which any party thereto is obligated to make annual payments aggregating more than $10,000;

          3.17.2 which constitutes an employment agreement or an agreement with any union or member organization;

          3.17.3 which is not subject to cancellation by the Company on not more than thirty (30) days notice without penalty;

          3.17.4 which constitutes a purchase or sale contract or commitment which continues for a period of more than twelve (12) months;

          3.17.5 which constitutes an agreement which restricts the Company from carrying out its business anywhere in the world or from competing with any other person;

          3.17.6 which constitutes an agreement by the Company with any Affiliate.

     True, correct and complete copies of all written contracts described in this Section 3.17 have been delivered to Purchaser. The Company is not in default, nor does the Company have any knowledge of any factual circumstances which can reasonably be expected to give rise to a claim of default under any contract.

     3.18 Compliance with Contracts. To the knowledge of the Sellers, each of the Contracts and Leases is valid and in full force and effect. The Company is not in default under any the Contracts or Leases and, to the knowledge of Seller, no act or omission has occurred which, with notice or lapse of time or both, would constitute a breach or default under any term or provision of any such Contract or Lease and no party is in breach or default under any of the Contracts or Leases, and no act or omission has occurred by any party which, with notice or lapse of time or both, would constitute such a breach or default under any term or provision thereof.

     3.19 Insurance.

          3.19.1 Schedule 3.19.1 contains a complete list of all policies of fire, business interruption, liability, worker's compensation and other forms of insurance owned or held by the Company. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of law and of all of the Contracts and Leases; provide adequate insurance coverage for the assets and operations of the Company in light of current industry practice; will remain in full force and effect through the respective dates set forth on Schedule 3.19.1. The Company has not been unable to obtain any insurance with respect to its assets or operations, nor has its coverage been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

          3.19.2 Schedule 3.19.2 sets forth a true and complete list of all group insurance programs in effect for employees of the Company. The
     Company is not in default with respect to any of its obligations with respect to any such group insurance program.

     3.20 Labor Relations. Except to the extent set forth on Schedule 3.20:

          3.20.1 The Company is in compliance with all applicable federal, state and local laws respecting employment and employment practices (including, without limitation, the Fair Labor Standards Act and all matters related to immigration or citizenship status), terms and conditions of employment and wages and hours and is not engaged in any unfair labor practice;

          3.20.2 there is no unfair labor practice charge or complaint against the Company pending before the NLRB;

          3.20.3 there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or affecting the Company;

          3.20.4 no representation question is pending before the NLRB exists respecting the employees of the Company;

          3.20.5 no grievance against the Company or the conduct of its business, nor any arbitration proceeding arising out of or under collective bargaining agreements is pending;

          3.20.6 the Company is not a party to any collective bargaining agreement;

          3.20.7 the Company has never experienced any work stoppage or other labor difficulty; and

          3.20.8 the Company has not, and prior to the Closing Date will not have, suffered a "plant closing" or "mass layoff" within the meaning of the US Worker Adjustment and Retraining Notification Act.

     3.21 Securities Act Compliance.

          3.21.1  Each  of  the  Sellers  and  John  Gault  (collectively,   the
     "Holders") are acquiring the shares of Purchaser's Stock (the "Shares") for his own account.

          3.21.2 Each of the Holders understands that the offering and sale of the Shares is intended to be exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act and under similar provisions under the applicable state securities laws, and understands and agrees that the Shares may not be sold, transferred, hypothecated or pledged, except pursuant to an effective registration statement under the Securities Act and under the applicable state securities laws or pursuant to an available exemption under the registration requirements of the
     Securities  Act,  including  pursuant to Rule 144 under the Securities Act, and under the applicable state securities laws, established to the satisfaction of the Purchaser, and that the Purchaser is under no current obligation to register the Shares or, except as set forth in Section 7.4, to assist the Holders in complying with any exemption from the registration thereof in connection with the sale or transfer of the Shares. Any certificates representing Purchaser's Stock delivered as the Stock Consideration will bear the usual and customary legend noting that transferability of the Purchaser's Stock is subject to Securities Act restriction.

          3.21.3 Each of the Holders has all documents which he has requested relating to the business, payments and financial condition of the Purchaser, including Purchaser's current filings under the Exchange Act, and understands that, to the extent that any information set forth in material previously presented to it is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall prevail and supersede such prior information.

          3.21.4 Each of the Holders has been given the opportunity to obtain such additional information as is necessary to verify the accuracy of the information which was provided in order for him to evaluate the merits and risks relating to a purchase of the Shares.

          3.21.5 Each of the Holders has such knowledge and experience in financial and business affairs that he or she is capable of evaluating the merits and risks of a purchase of the Shares and has not relied in connection with such purchase upon any representations, warranties or agreements other than those set forth in this Agreement and in the documents filed with the SEC by Purchaser pursuant to the Exchange Act and delivered to the Holders.

          3.21.6 Each of the following individuals is an "accredited investor" within the meaning of Rule 501 of Regulation D under the Act as presently in effect and each such individual shall deliver at Closing the Accredited Investor Certificate in the form attached at Exhibit 6.1.9: Dr. Robert Kinard and Dennis Mattock.

          3.21.7 Legend. The Holders understand that each stock certificate representing Shares of Purchaser's Stock to be delivered to the Holders pursuant to this Agreement, in addition to any other legends required, shall bear a legend in substantially the following form until such time as the shares represented thereby are no longer subject to the provisions hereof:

           "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or under any state securities laws. Such shares have been acquired for investment purposes only and not with a view to, or in connection with, the sale or distribution thereof. These securities may not be offered, sold, transferred or otherwise disposed of unless registered under the Securities Act of 1933, as amended, and any applicable state securities laws or an exemption from such registration is available."

     3.22 Litigation. Except as set forth on Schedule 3.22 hereto:

          3.22.1  there is no claim,  action,  suit or  arbitration  proceeding, before any federal, state, municipal, foreign or other court or governmental or administrative body or agency, or any private arbitration tribunal or any investigation or inquiry before any federal, state, municipal, foreign or other court or governmental or administrative body now pending, relating to or affecting the Company or any director, officer, agent or employee thereof in his capacity as such, or the assets, properties or business of the Company, or the transactions contemplated by this Agreement, nor has the Company received written notice of any threat to institute such a proceeding;

          3.22.2 there is not in effect any order, judgment or decree of any court or governmental or administrative body enjoining, barring, suspending, prohibiting or otherwise limiting the Company or any officer, director, employee or agent of the Company from conducting or engaging in any aspect of its business, or requiring the Company or any officer, director, employee or agent of the Company to take certain action with respect to any aspect of the its business;

          3.22.3 the Company is not in violation of or default under any order, judgment, writ, injunction or decree of any court or regulatory authority; and

          3.22.4 none of the matters identified on Schedule 3.22 have had or could reasonably be anticipated to have a material adverse effect.

     3.23 No Condemnation or Expropriation. Neither properties demised under the Leases, or any portion thereof or any other assets of the Company are subject to any governmental decree or order to be sold of which the Company has received notice or are being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

     3.24 Compliance with Law; Foreign Corrupt Practices Act. The operation of the Company have been conducted in accordance with all applicable laws, regulations and other requirements of all national governmental authorities, and of all states, municipalities and other political subdivisions and agencies thereof, having jurisdiction over the Company, including, without limitation, all such laws, regulations and requirements relating to antitrust, consumer protection, equal opportunity, discrimination on the basis of race, national origin, sex, age, immigration, health, occupational safety, plant closing, pension, requirements of any Board of Fire Underwriters or similar body, Environmental Laws or toxic waste laws. The Company has never received any notification of any asserted present or past failure by the Company to comply with such laws, rules or regulations.

     The Company (including any of its officers or directors) has not taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder.

     3.25 Environmental Protection. Except as set forth on Schedule 3.25:

          3.25.1 None of the properties demised under the Leases or real property previously owned or leased by the Company (which shall mean the Company, any subsidiaries of the Company and all corporation or other business entities substantially all of the capital stock or other interest of which, or all or substantially all of the assets of which, the Company has acquired) has been used at any time during which the Company owned or leased such real property, or otherwise has been in possession or control of such real property or leased property, and, to the knowledge of the Company, none of the properties demised under the Leases or any real property previously owned or leased by the Company was used at any time prior to the time such company owned, leased, possessed or controlled such real property or leased property (i) as a site for the disposal or storage of Hazardous Materials, or (ii) so as (x) to cause a violation or (y) to give rise to a removal or restoration obligation or liability for the costs of removal or restoration by others or a material for damages to others under, any Environmental Law or under the regulations of any Governmental Authority having jurisdiction over any of such real property. The Company has complied and is in compliance with all applicable Environmental Laws.

          3.25.2 The Company has obtained and is in compliance with all environmental permits, licenses and other authorizations which are required with respect to the operation of its business. As to any such permit, license or other authorization which has or is about to expire, the Company has timely applied for renewal thereof under Environmental Laws.

          3.25.3 There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to the knowledge of Seller, threatened against the Company relating in any way to the Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

          3.25.4 No release, spill, seepage, leak or emission has occurred to the knowledge of the Company on the properties demised under the Leases or on any real property previously owned or leased by the Company during the time of the Company's ownership or possession.

          3.25.5 There are no underground storage tanks located on any of the properties demised under the Leases, nor to the knowledge of the Company have there been any underground storage tanks removed from any real property owned or leased by any company during the period such real property was owned or leased by the Company, except to the extent that such underground storage tanks were removed in compliance with all applicable laws or required by applicable laws, ordinances, rules and regulations, and, to the extent such removal was performed upon notice and with the approval of, and the inspection and confirmation of closure as to such removal was performed by, all applicable governmental agencies having jurisdiction.

          3.25.6 The Company has delivered to Purchaser true, correct and complete copies or results of any reports inspections, safety procedures, logs, data, contracts, invoices, studies or tests initiated by the Company or landlords or by any Governmental Authority which are in the possession of the Company pertaining to Hazardous Materials, at any part of the properties demised under the Leases or the Company with respect to the business, any of the Company's predecessors or concerning compliance with or liability under Environmental Laws and other environmental matters in the operation of the business and such properties.

     3.26 Employee Benefit Plans.

          3.26.1 Schedule 3.26 hereto contains a complete list of "Plans" of the Company consisting of each: 1.1.1

               (a) "multiemployer pension plan," as defined in Section 3(37) of ERISA, to which the Company (or any entity that is treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code ("Common Control Entity") contributes or is required to contribute, or with respect to which any of the Company or a Common Control Entity has any liability (the foregoing plans and any additional multiemployer pension plan to which the Company or any Common Control Entity has previously contributed or been required to contribute at any time after September 25, 1980 (the "Multiemployer Plans");

               (b) "employee welfare benefit plan," as defined in Section 3(l) of ERISA, sponsored or maintained by the Company or any Common Control Entity, or to which the Company or any Common Control Entity contributes or is required to contribute, including each multiemployer welfare plan ("Welfare Plan");

               (c) "employee pension benefit plan," as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), sponsored or maintained by the Company or any Common Control Entity or to which the Company or any Common Control Entity contributes or is required to contribute ("Pension Plan"); and

               (d) any other bonus, deferred or incentive compensation, pension, profit-sharing, retirement, stock purchase, stock grant, stock option, disability, sick pay, salary continuation, cafeteria, flexible spending account, dependent care assistance, or any other fringe benefit plan, arrangement or practices, other than normal payroll practices and policies concerning holidays and vacations, sponsored or maintained by the Company, whether formal or informal (collectively, "Employment Plans").

          3.26.2 There are no "accumulated funding  deficiencies," as defined in
     Section 302(a)(2) of ERISA and Section 412 of the Code, whether or not waived, with respect to any of the Pension Plans.

          3.26.3 The Interim Balance Sheet reflects an accrual of all accrued but unpaid contributions to any Pension Plan, a Multiemployer Plan, and an accrual of all amounts accrued but unpaid under the Welfare Plans and the Employment Plans, all as of the Balance Sheet Date.

          3.26.4 Each Pension Plan and each related trust agreement, annuity contract, or other funding instrument, is qualified and tax exempt under the provisions of Sections 401(a) (or 403(a) as appropriate) and 501(a) of the Internal Revenue Code ("Code"), and a determination letter has been received from the Internal Revenue Service as to such qualified status.

          3.26.5 Each Pension Plan, Welfare Plan and Employment Plan complies in all respects with all applicable laws (including to the extent applicable, without limitation, the Code and ERISA) and is operated in accordance with its terms.

          3.26.6 Each of the Company and any Common Control Entity has paid all premiums (and interest charges and penalties for late payment, if applicable), due heretofore to the PBGC with respect to each Pension Plan. Except as described on Schedule 3.26, there has been no "reportable event", as defined in Section 4043(b) of ERISA and the PBGC regulations under that Section, with respect to any Pension Plan as to which notice has not been waived under applicable PBGC under PBGC regulations. No liability to the PBGC has been incurred by the Company or any Common Control Entity, on account of the termination of any Pension Plan. The PBGC has not instituted proceedings to terminate any Pension Plan and to the knowledge of Seller, there exists no condition or set of circumstances which could reasonably be expected to present a significant risk of the termination of any Pension Plan by the PBGC.

          3.26.7 Except as set forth on Schedule 3.26, none of the Company nor any Common Control Entity has withdrawn from a Multiemployer Plan in a "complete withdrawal" or a "partial withdrawal" as defined in Sections 4203 and 4205 of ERISA, respectively.

          3.26.8 True and complete copies of each of the following documents have been delivered by the Company to the Purchaser: (i) each Welfare Plan, each Pension Plan and each Multiemployer Plan, related trust agreements, annuity contracts, or other funding instruments; (ii) each Employment Plan and complete descriptions of any such plans that are not in writing; (iii) the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Plan; (iv) Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Welfare Plan and each Pension Plan for the two most recent plan years; and (v) all actuarial reports prepared for the last two available plan years for each Pension Plan.

          3.26.9 Except as described on Schedule 3.26, neither the Company nor any Welfare Plan or Employment Plan is obligated to make any payment of post-retirement life, accidental death, medical or disability insurance benefits of any type, excluding, for this purpose, the provisions of any such benefit as a result of an individual's exercise of his or her health care continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, to or with respect to any former employee of the Company.

     3.27 Brokers and Finders. Neither the Sellers nor the Company is party to any agreement with any person that would obligate the Purchaser to pay any brokerage fee, commission, finder's fees or investment banking fee in connection with the transactions contemplated by this Agreement.

     3.28 Consents. Except as set forth in this Agreement, the consummation of the transactions contemplated hereby in respect of the Company and the fulfillment of the terms of this Agreement in respect of the Company do not require the consent, approval, filing with, registration or release of any governmental authority or any other Person including, without limitation, any Person who is a party to a contract or a lease.

     3.29 Books and Records. Sellers have maintained complete and correct copies of: (a) the Certificate of Incorporation and Bylaws and all amendments thereto; and (b) the equity ownership records of the Company. Minutes or other records of the meetings and other proceedings of the members and directors of the Company have not been maintained except to the extent heretofore delivered to Purchaser.

     3.30 Management Disclosure. Sellers (i) have never been charged with, convicted of, or pled guilty or nolo contendere to, a misdemeanor, felony or crime of moral turpitude, (ii) have never sought relief under any federal or state bankruptcy or insolvency law, and (iii) are not currently involved in any litigation as a defendant or as a party subject to counterclaims, nor is any such litigation threatened.

     3.31 Representations Complete. None of the representations or warranties made by the Company or the Sellers (as modified by the Schedules) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Company or the Sellers pursuant to this Agreement contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.


     4 REPRESENTATIONS AND WARRANTIES OF PURCHASER.
     ----------------------------------------------

     In order to induce Sellers to enter into this Agreement and to consummate the transactions contemplated herein, the Purchaser represents and warrants to the Sellers as follows:

     4.1  Corporate   Organizations;   Etc.  Purchaser  is  a  corporation  duly
organized, validly existing and in good standing under the laws of the State of Delaware.

     4.2 Authorization, Etc.. This Agreement and each agreement, document and instrument required to be delivered by Purchaser at the Closing have been duly and validly authorized by all necessary corporate action of Purchaser full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The issuance of the Shares of Purchaser's Stock constituting the Stock Consideration has been duly and validly authorized by all necessary corporate action of Purchaser. This Agreement is the valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms.

     4.3 No Violation. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will violate any provision of the Certificate of Incorporation or By-Laws or similar corporate documents of Purchaser or will (a) violate, or be in conflict with, or constitute a breach or default (or an event which, with the giving of notice or lapse of time or both, would constitute a default) under, or result in the termination of, or acceleration of the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any security interest, lien or other encumbrance upon any property or assets of Purchaser or any subsidiary of Purchaser under any Contractual Obligation to which Purchaser or any subsidiary of Purchaser is a party or by which Purchaser or any subsidiary of Purchaser is bound, or to which the property of Purchaser or any subsidiary of Purchaser is subject; or
(b) violate any statute or law or any judgment, decree, order, regulation or rule of any court or Governmental Authority to which Purchaser is subjects.

     4.4 Approvals of Governmental Authorities. No action, consent, approval or authorization of or declaration, filing or registration with any person or entity, including without limitation, any Governmental Authority is required to be obtained or made by or on behalf of Purchaser in connection with the execution, delivery and performance by the Purchaser of this Agreement or the consummation of the transactions contemplated hereby in respect of the Purchaser.

     4.5 True and Complete. None of the documents filed by the Purchaser under the Exchange Act and delivered to the Company (which are listed on Schedule 4.5) contained any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading.

     4.6 The Purchaser's Stock. The Shares of Purchaser's Stock, if any, to be issued as the Stock Consideration hereunder, when issued and delivered in accordance with the provisions of this Agreement, will be duly authorized, validly issued shares of Purchaser's Stock and will be fully paid and nonassessable.

     4.7 Brokers and Finders. The Purchaser is not a party to any agreement with any person or entity which would obligate the Company or the Sellers to pay any commission, finder's fee, investment banking fee, or brokerage fee in connection with the transactions contemplated by this Agreement.

     5 NON-COMPETITION, NON-SOLICITATION AND NON-DISPARAGEMENT.
     ----------------------------------------------------------

     5.1 Non-Competition. Dr. Robert Kinard agrees that he will not for a period of two (2) years from the Closing Date and Dennis Mattock agrees that he will not for a period of one (1) year from the Closing Date, without the prior written approval of the Purchaser, directly or indirectly, whether as an owner, partner, member, employee, officer, director or stockholder (other than as the owner of less than 5% of the stock of a corporation registered under the Securities and Exchange Act of 1934, as amended), or in any other capacity, engage in any business activity competitive with the business of the Company, which is the development, manufacture, distribution and commercialization of optoelectronic products (a "Competing Activity"), or (ii) enter into any agreement or arrangement by means of which either Seller agrees to assist, or in any other manner facilitate another Person in engaging in a Competing Activity, or the supplying of products or furnishing of services to another Person engaged in a Competing Activity. Purchasers acknowledge and agree that a breach of this Section by one of the Sellers individually shall not be the basis for a claim by the Purchaser against the non-breaching Seller and that Purchaser's redress shall be limited to the breaching Seller.

     5.2 Non-Solicitation. Each Seller agrees that he will not for a period of five (5) years from the Closing Date, directly or indirectly solicit, induce, encourage or attempt to influence any employee, client, customer, salesman or supplier of the Company or the Purchaser to cease to do business with or to terminate his employment with the Company or the Purchaser, and shall not utilize for any such purposes any names and addresses of customers or clients of the Company or the Purchaser or any data on or relating to past, present or prospective customers or clients of the Company or the Purchaser.

     5.3 Reasonableness of Non-Competition and Non-Solicitation. Sellers acknowledge and agree that their agreement not to compete and not to solicit is an incentive for Purchaser to purchase their Ownership Interests pursuant to the terms of this Agreement, and that the non-compete and non-solicitation obligations imposed on each Seller are reasonable in scope and time, thus such obligations do not impose restrictions which are not necessary to preserve and protect the Commercial Activities of the Company and of Purchaser.

     5.4 Non-Disparagement. The Sellers shall not disparage the Company or any of the Company's partners, shareholders, directors, officers, employees, agents or affiliates.

     5.5 Enforcement of Non-Competition and Non-Solicitation. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in this Article 5 is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision that is valid and enforceable that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Article 5 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Article 5 is reasonable and necessary to protect and preserve the Purchaser's legitimate business interests and the value of the Company and to prevent any unfair advantage conferred on Seller.

     6 DOCUMENTS DELIVERED AT CLOSING.
     ---------------------------------

     6.1 The Sellers Obligations. On the date hereof, Seller has delivered to Purchaser or to Purchaser's designee:

          6.1.1 the Company's Books and Records including: (i) its minute books containing all records required to be set forth of all proceedings, consents, actions and meetings of the shareholders and Board of Directors;
     (ii) all permits, orders, and consents issued by any governmental authority with respect to the Company, and all applications for such permits, orders, and consents; and (iii) its transfer books setting forth all transfers of any shares of stock;

          6.1.2 the duly executed consents and approvals from all third parties, including, without limitation, the Landlord consents (which consents shall not be conditioned on any increased rental, other payment, reduced term, or other change of Lease terms and shall be in form and substance reasonably satisfactory to the Purchaser) and customary estoppel certificates, in substantially the form of Exhibit 6.1.2 hereof, duly executed on behalf of the Company and the Landlord;

          6.1.3 the Employment Agreement between Robert Kinard and the Purchaser, in substantially the form of Exhibit 6.1.3, duly executed by Dr. Kinard with all parties acknowledging that the execution thereof is a material part of Dr. Kinard's consenting to this Agreement;

          6.1.4 the Employment Agreement of Dennis Mattock, substantially in the form of Exhibit 6.1.4, duly executed by Mr. Mattock with all parties acknowledging that the execution thereof is a material part of Mr. Mattock's consenting to this Agreement;

          6.1.5 releases from Dr. Kinard, Carol Kinard, Mr. Mattock and Ms. Adrian Mattock to the Purchaser, in substantially the form of Exhibit 6.1.5;

          6.1.6 stock certificates representing all of the PDI Stock owned by Sellers, John Gault and Joy Gault with duly executed stock powers attached;

          6.1.7 the Escrow Agreement in the form attached hereto as Exhibit 2.5 duly executed by the Sellers and the Escrow Agent;

          6.1.8 the Redemption and Termination Agreement and Release attached hereto as Exhibit 6.1.8 duly executed by John Gault, Joy Gault and the Company;

          6.1.9 the Accredited Investor Certificates of Dr. Kinard and Mr. Mattock; and

          6.1.10 the Escrow Fund will be delivered to the Escrow Agent.

     6.2 Obligations of the Purchaser. At the Closing, and against delivery of each of the items required to be delivered by the Company under Section 6.1 above, Purchaser shall deliver the following.

          6.2.1 the Purchase Price;

          6.2.2 the Employment Agreements in substantially the form annexed as Exhibits 6.1.3 and 6.1.4, duly executed on behalf of Purchaser; and 1.1.1

          6.2.3 the Escrow Agreement in the form attached hereto as Exhibit 2.5, duly executed on behalf of the Purchaser.

     7 POST CLOSING OBLIGATIONS.
     ---------------------------

     7.1 Cooperation in Post-Closing Review. The Company and the Sellers will provide all cooperation reasonably requested to assist Purchaser's Independent Auditor in completing its post-closing Review of the Company's financial statements.

     7.2 Further Cooperation. Each of the Company and the Purchaser will, at any time and from time to time after the Closing Date, execute and deliver such further instruments of conveyance, transfer and license, and take such additional actions as the Purchaser or the Company or their respective successors and/or assigns may reasonably request, to effect, consummate, confirm or evidence the sale of the Ownership Interests and the other transactions contemplated by this Agreement.

     7.3 Notification. The Company will reasonably cooperate with the Purchaser in notifying its customers that its business has been sold to the Purchaser, including, without limitation, executing any additional notices which the Purchaser may reasonably request. The Company will not, directly or indirectly, take any action which is designed or intended to have the effect of discouraging customers, suppliers or vendors and other business associates of its business from maintaining the same business relationship with the Purchaser or its respective successors and/or assigns after the Closing Dates as were maintained with the Company with respect to such business prior to the Closing Date.

     7.4 Rule 144 Reporting. With a view to making available the benefits of Rule 144 to the Holders, the Purchaser shall:

          7.4.1 Make and keep available public information, as those terms are understood and defined in Rule 144, at all times during which the Purchaser is subject to the reporting requirements of the 1933 Act or the 1934 Act;

          7.4.2 File with the SEC in a timely manner all reports and other documents required by the SEC to be filed by the Purchaser as a condition to the availability of an exemption under Rule 144 for the sale of Shares; and

          7.4.3 Provide each Holder, promptly upon request, with such information as such Holder may reasonably request to avail itself of any rule or regulation of the SEC allowing a Holder to sell any Shares without registration.

     8 INDEMNIFICATION.
     ------------------

     8.1 Indemnification. The Sellers, jointly and severally, shall defend, indemnify and hold Purchaser, its Affiliates and their directors, officers, employees and agents (the "Indemnified Buyers") harmless from and against any and all claims, demands, damages, liabilities, losses, costs and expenses (including attorneys' fees and expenses and costs of investigation, including, without limitation, fees and disbursements of counsel incurred by the Indemnified Buyers in any action or proceeding between the Indemnitor and the Indemnified Buyers or Indemnified Buyers and any third party) of any kind or nature whatsoever (collectively, the "Losses") that may be asserted by anyone against the any Indemnified Buyer, or sustained or suffered by any Indemnified Buyer based upon or related to a breach of any representation, warranty, covenant or Agreement made by the Sellers or the Company in this Agreement or in any exhibit, schedule, or certificate delivered thereunder. The obligations of the Sellers under this Section 8.1 shall survive the Closing for two (2) years following the Closing Date except that the obligation to indemnify against losses incurred by reason of a misrepresentation of the representations contained in Sections 3.1 (relating to the corporate organization of the Company), 3.3 (relating to the Seller's sole ownership of all equity interests in the Company) and 3.24 (relating to environmental matters) shall survive in perpetuity, and 3.14 (Tax Matters) shall survive until any action by the respective taxing authorities is barred by the relevant statute of limitations.

     8.2 Procedures.

          8.2.1 Claims. A party entitled to indemnification hereunder (together with its Affiliates, designees, nominees, successors and assigns, an "Indemnified Party") shall notify the indemnifying party ("Indemnitor") and the Escrow Agent of any claim of such Indemnified Party for indemnification under this Agreement within thirty (30) days of the date on which an executive officer of such Indemnified Party first becomes aware of the existence of such claim. Such notice shall specify the nature of such claim in reasonable detail and the Indemnitor shall be given reasonable access to any documents or properties within the control of the Indemnified Party as may be useful in the investigation of the basis for the claim.

          8.2.2 Third Party Claims.

               (a) In the event any Indemnified Party is entitled to indemnification hereunder based upon a claim asserted by a third party, the Indemnitor shall be given prompt notice thereof, in reasonable detail. The Indemnitor shall have the right (without prejudice to the right of any Indemnified Party to participate at its expense through counsel of its own choosing) undertake, conduct, control, at its expense and through counsel of its own choosing (subject to the consent of the Indemnified Party, which consent shall not be unreasonably withheld) the settlement or defense of such claim by giving written notice of its intention to do so not later than twenty (20) days following notice of such claim by the Indemnified Party, or such shorter time period as required so that the interests of the Indemnified Party would not be materially prejudiced as a result of its failure to have received such notice; provided, however, that if the defendants in any action shall include both an Indemnitor and an Indemnified Party, the Indemnified Party shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the Indemnitor.

               (b) The Indemnified Party shall be entitled to recover from the Indemnitor, on a monthly basis, all reasonable attorney's fees and other costs and expenses incurred in the defense of such claim and the Indemnified Party shall have the right to contest, settle or compromise any claims in the exercise of its sole discretion at the expense of the Indemnitor. The Indemnified Party shall, however, notify the Indemnitor in writing of any settlement or compromise of such claim at least fifteen (15) days prior to any proposed settlement or compromise.

               (c) If the Indemnitor assumes the defense of any such claim, the Indemnitor will promptly reimburse the Indemnified Party for the full amount of any loss resulting from such claim incurred by the Indemnified Party as determined by a Court of competent jurisdiction by authorizing the Escrow Agent to deliver shares of Purchasers Stock to the Indemnified Party. For purposes of this Article 8, the value of Purchaser's Stock shall be calculated based on the average closing price of the Purchaser's Class A Shares of Common Stock on the American Stock Exchange for the ten (10) Trading Days preceding the date on which payment for the Claim is made. So long as the Indemnitor is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim provided that in the event of any such payment of settlement, the Indemnified Party shall waive any right to indemnity by the Indemnitor.

     8.3 Cooperation. The Indemnitor and Indemnified Party shall cooperate in furnishing evidence and testimony and in any other manner which the other may reasonably request, and shall in all other respects have an obligation of good faith dealing, one to the other, so as not to unreasonably expose the other to an undue risk of loss. The Indemnified Party shall be entitled to reimbursement for out-of-pocket expenses reasonably incurred by it in connection with such cooperation. Except for fees and expenses for which indemnification is provided pursuant to Article 8.2.2 hereof, as the case may be, and as provided in the preceding sentence, each party shall bear its own fees and expenses incurred pursuant to this Section 8.3.

     9 MISCELLANEOUS.
     ----------------

     9.1 Expenses. Except as otherwise provided herein, the parties hereto shall each bear its own expenses in connection with the transactions contemplated by this Agreement, including the fees of attorneys, accountants, advisors, brokers, investment bankers and other representatives.

     9.2 Notices and Legal Process. All notices and other communications and legal process shall be in writing and shall be personally delivered, transmitted by facsimile, or transmitted by postage prepaid, registered or certified mail with return receipt requested or by recognized courier service, as elected by the party giving such notice, addressed as follows:

     (a) If to the Sellers:

                Dr.  Robert  Kinard  and Carol  Kinard
                2604  Rudolph  Drive
                Simi  Valley, California 93065
                Fax: (805) 526-8300

                Dennis Mattock
                753 Stonebrook Street
                Simi Valley, California 93065

                Adrian Mattock
                2359 Sally Street
                Simi Valley, California 93065

         With copies to:

                The Law Offices of Ira Daniel Sherman
                19350 Business Center Drive
                Suite 101
                Northridge, California  91324
                Attn: Ira Sherman, Esq.
                Fax: (818) 701-5077

     (b) If to the Purchaser:

                Advanced Photonix, Inc.
                305 County YZ
                P.O. Box 330
                Dodgeville, Wisconsin 53533
                Attn: Paul D. Ludwig, President
                Fax: (608) 935-2775

         With copies to:

                Advanced Photonix, Inc.
                1240 Avenida Acaso
                Camarillo, California  93102
                Attn:  Richard D. Kurtz, Chief Executive Officer
                Fax:  (805) 383-4372

                          -and-

                Dornbush Schaeffer Strongin & Weinstein, LLP
                747 Third Avenue
                New York, NY 10017
                Attn:  Landey Strongin, Esq.
                Fax:   (212) 753-7673

All notices and other communications hereunder shall be in writing and addressed to as set forth above and shall be deemed to have been duly given (i) on the date sent if delivered by hand (or the next business day if sent after 5:00 p.m. on a business day or on a weekend or holiday), (ii) within three days of the date mailed if sent by registered or certified mail, postage prepaid, return receipt requested, (iii) or the next business day when given by prepaid courier delivery services such as Federal Express, DHL or other similar services, (iv) or when given by facsimile transmission upon receipt by sender of confirmed answer-back. Any party hereto may change its address for purpose hereof by notice to the other parties hereto.

     9.3 Disclosure. Each party shall provide the other a reasonable opportunity for consultation with respect to the text of any press release announcing the execution of this Agreement or the transactions contemplated hereby.

     9.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same instrument.

     9.5 Waiver and Amendment. The parties may by written instrument extend the time for the performance of any of the obligations or other acts of the other hereunder and may waive (i) any inaccuracies of the other in the representations or warranties contained in this Agreement or in any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings or agreements of the other, or satisfaction of any of the conditions to its or their obligations, contained in this Agreement or (iii) the performance (including performance to the satisfaction of a party or its counsel) by the other of any of its or their obligations set out herein. Any waiver, amendment or supplement hereof shall be in writing signed by the party against whom enforcement is sought.

     9.6 Entire Agreement. Unless otherwise specifically agreed in writing, this Agreement and the Schedules and Exhibits hereto and the other agreements anticipated hereby represent the entire understanding of the parties with reference to the transactions set forth herein and supersede all prior representations, warranties, understandings and agreements heretofore made by the parties, and neither this Agreement nor any provisions hereof may be amended, waived, modified or discharged except by an Agreement in writing signed by the party against whom the enforcement of any amendment, waiver, change or discharge is sought.

     9.7 Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns except that no party may assign or transfer its rights or obligation sunder this Agreement without the prior written consent of the other parties to this Agreement.

     9.8 Governing Law, Venue and Attorneys' Fees. The interpretation and enforceability of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without reference to the conflicts of laws provisions thereof. Each of the parties and John Gault and Joy Gault hereby submit to the nonexclusive jurisdiction of the United States District Court for the Central District of California and of any California State court sitting in the County of Ventura, for purposes of all legal proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. In the event of any action at law or suit in equity in relation to this Agreement, the prevailing party in each action or suit shall be entitled to receive its attorneys' fees and all other costs and expenses of each suit or action.

     9.9 Severability; Construction. In the event any provision hereof is determined to be invalid or unenforceable, the remaining provisions hereof shall be deemed severable therefrom and shall remain in full force and effect. Words and phrases defined in the plural shall also be used in the singular and vice versa and be construed in the plural or singular as appropriate and apparent in the context used. Unless otherwise specifically provided herein, accounting terms shall be given and assigned their usual meaning and effect as defined or used in GAAP.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written:

PURCHASER
                             ADVANCED PHOTONIX, INC.


                             By: /s/Richard D. Kurtz
                                 --------------------------------------------
                                 Richard D. Kurtz, Chief Executive Officer


                             By: /s/Paul D. Ludwig
                                 --------------------------------------------
                                 Paul D. Ludwig, President

SELLERS


                                 /s/Robert Kinard
                                 --------------------------------------------
                                 Robert Kinard

SELLERS


                                 /s/ Carol Kinard
                                 --------------------------------------------
                                 Carol Kinard

SELLERS


                                 /s/ Dennis Mattock
                                 --------------------------------------------
                                 Dennis Mattock

SELLERS


                                 /s/ Adrian Mattock
                                 --------------------------------------------
                                 Adrian Mattock

AGREED AND ACCEPTED WITH RESPECT TO
SECTIONS 3.21 AND ARTICLE 9:


/s/John Gault
---------------------------------------
John Gault


/s/ Joy Gault
---------------------------------------
Joy Gault



                                  EXHIBIT LIST

2.5           Escrow Agreement
6.1.2         Landlord Consent and Estoppel
6.1.3         Employment Agreement for Dr. Robert Kinard
6.1.4         Employment Agreement for Dennis Mattock
6.1.5         Releases of Dr. Robert Kinard, Carol Kinard, Dennis Mattock and Adrian Mattock
6.1.8         Redemption and Termination Agreement and Release from John Gault and Joy Gault
6.1.9         Accredited Investor Certifications of Robert Kinard and Dennis Mattock


                                    SCHEDULES

1.1           Definitions
2.1           Cash Consideration and Stock Consideration
2.2(A)        Computation of the Company's Net Working Capital at October 31, 2004
2.2(B)        Certain Matters Relating to Dispute Resolution of Adjustment Amount
2.3.5         PDI Product Line and PDI Customer Base
3.1.1         Foreign Qualification of the Company
3.1.2         Officers and Directors of the Company
3.3           Stockholders of the Company
3.4           Business Assets and Inventory
3.8           Obligations Not Disclosed on Interim Balance Sheet
3.9           Certain Changes
3.11          Leases
3.12          Customers and Suppliers
3.13          Intellectual Property
3.15          Taxes, Assessments and Deficiencies
3.16          Transactions with Affiliates
3.17          Contracts and Commitments
3.19.1        Insurance Policies
3.19.2        Group Insurance Policies
3.20          Labor Matters
3.22          Litigation
3.25          Environmental Matters
3.26          Employee Benefit Plans
6.1.2         Required Consents

                                  SCHEDULE 1.1

                                  DEFINED TERMS
                                  -------------

     As used in this Agreement, the following terms should have the following meanings:

     "Adjustment Amount" shall have the meaning set forth in Section 2.2 hereof.

     "Affiliate" means, as to any Person, a Person controlling, controlled by or under common control with such Person.

     "Agreement" means this Agreement, as amended, supplemented or otherwise modified from time to time.

     "Anniversary" means the first anniversary of the Effective Date as set forth in Section 2.2.2.

     "Approvals" has the meaning set forth in Section 3.14.

     "Business Day" means a day of the year on which banks are not permitted or authorized to close in New York City.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

     "Closing Balance Sheet" shall mean the balance sheet of the assets and liabilities acquired by Purchaser as anticipated hereby, as of the Closing Date, and as reviewed by Purchaser's Independent Auditor pursuant to Section 2.2 hereof.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and rulings issued thereunder.

     "Common Control Entity" has the meaning set forth in Section 3.26.1.

     "Company's Financial Statements" has the meaning set forth in Section 3.7.

     "Company's  Interim  Financial  Statements"  has the  meaning  set forth in
Section 3.7.

     "Company's Independent Auditor" means Farber & Hass, LLP.


     "Contracts" has the meaning set forth in Section 3.18.

     "Contractual Obligation" means as to any Person, any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

     "Effective Date" means the date upon which the Effective Time occurs.

     "Effective Time" means the time at which the Closing is completed.

     "Employment Plans" has the meaning set forth in Section 3.26.1.

     "Environmental Laws" means any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, judgments, decrees, orders, consent agreements, (including common laws), licenses, rules or regulations pertaining to environmental protection, health or safety matters, including without limitation those arising under the Resource Conservation and Recovery Act, as amended, CERCLA, the Superfund Amendments and Reauthorization Act of 1986, as amended, Water Act, as amended, the Federal Clean Air Act, as amended, the Toxic Substances Control act, those relating to the disposition of hazardous materials, or any state or local analogue.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and rulings issued thereunder.

     "Escrow Agent" means American Escrow Company in its capacity as Escrow agent.

     "Escrow Agreement" means the Escrow Agreement, in substantially the form annexed as Exhibit 2.5, to be entered into at Closing among Purchaser, the Company and the Escrow Agent, pursuant to Section 6.1.5 hereof.

     "Escrow Fund" means the $50,000 to be delivered by Seller to the Escrow Agent at the Closing pursuant to Escrow Agreement attached hereto as Exhibit 2.5 and the Stock Consideration to be delivered by Purchaser to the Escrow Agent at the Closing pursuant to the Escrow Agreement.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "GAAP" means generally accepted accounting principles in the United States of America in effect from time to time.

     "Governmental Authority" means any nation, state, county, local or other governmental authority or any political subdivision thereof and any federal, state, county, local or foreign entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Hazardous Materials" means any (i) "hazardous substance," "waste," "pollutants," or "contaminant" (as defined in Sections 101(14),(33) of the CERCLA or the regulations issued pursuant to Section 102 of CERCLA and found at 40 C.F.R. `302), including any element, compound, mixture, solutions, or substance that is or may be designated pursuant to Section 102 of CERCLA; (ii) substance that is or may be designated pursuant to Section 311(b)(2)(A) of the Federal Water Pollution Control Act, as amended (33 U.S.C. "1251, 1321(b)(2)(A) ("FWPCA"); (iii) hazardous waste having the characteristics identified under or listed pursuant to Section 3001 of the Resource Conservation and Recovery Act, as amended (42 U.S.C. " 6901, 6921) ("RCRA"); (iv) substance containing petroleum, as that term is defined in Section 9001(8) of RCRA; (v) toxic pollutant that is or may be listed under Section 307(a) of FWPCA; (vi) hazardous air pollutant that is or may be listed under Section 112 of the Clean Air Act, as amended (42 U.S.C. " 7401, 7412); (vii) asbestos, asbestos-containing material, or urea formaldehyde or material that contains it; and (viii) waste oil and other petroleum products.

     "Holders" has the meaning set forth in Section 3.21.1.

     "Interim Balance Sheet" means the unaudited balance sheets of the Company for the seven month period ended October 31, 2004 previously delivered to Purchaser pursuant to Section 3.6.

     "Interim Balance Sheet Date" means October 31, 2004.

     "Inventory" means all inventory owned by the Company, whether on order from the Company's suppliers, raw materials, work-in-process, finished products or in process of being delivered to the Company's customers (Purchaser acknowledges that the Company has advised it does not have title to inventory being delivered.)

     "IRS" means the Internal Revenue Service.

     "Landlords" means the parties signatory as Landlords to the Leases.

     "Leases" has the meaning set forth in Section 3.11.

     "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security interest or agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing).

     "Multiemployer Plans" has the meaning set forth in Section 3.26.1.

     "Net Working Capital of the Company" means on the Closing Date, the amount by which Current Assets of the Company exceeds Current Liabilities of the Company as at the date on which such computation is made. The terms "Current Assets" and "Current Liabilities" shall have the meanings generally ascribed to them as applied to the financial statements consistent with past practices reflected in the historical financial statements of the Company, and all computations to be made hereunder shall be made in accordance with the Company's historic accounting principles, assumptions and methodologies consistently applied, and shall include a reasonable allowance for normal year-end adjustments, if any, on a basis consistent with the historical practices of the Company "Current Assets."

     "NLRB" means the U.S. National Labor Relations Board.


     "Ownership Interests" has the meaning set forth in Section 3.3.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "PDI Stock" has the meaning set forth in Section 3.3.

     "Pension Plan" has the meaning set forth in Section 3.26.1.

     "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

     "Plans" has the meaning set forth in Section 3.26.1.

     "Purchaser's Independent Auditors" shall mean Farber & Hass, LLP, certified public accountants or such other firm of certified public accountants as the Purchaser may designate.

     "Purchaser's Stock" means the Class A Common Stock of Purchaser, par value $.001.

     "Requirement of Law" means as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

     "Rule 144" means Rule 144, promulgated under the Securities Act, as in effect at the date hereof.

     "SEC" means the United States Securities and Exchange Commission.


     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Sellers" are the record and beneficial owners of all equity interests (as members or otherwise) in the Company as set forth on Schedule 3.3.

     "Shares" means the shares of Purchaser's Stock, if any, delivered as the Stock Consideration.

     "Subsidiary" means any Person of which shares of stock or other ownership interests having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such Person are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries.

     "Tangible Property" means as to any Person, the plant, machinery, equipment, leasehold improvements, vehicles, and structures of such Person and related capitalized items and other tangible property used in the business of such Person.

     "Taxes" shall mean all foreign, federal, state, county, local and other taxes, levies, impositions, deductions, charges and withholdings, including, without limitation, income or franchise taxes or other taxes imposed on or with respect to net income or capital gain, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, withholding, payroll, employment, excise or property taxes, and shall include any interest, penalties or additions thereto.

     "Tax Returns and Statements" has the meaning set forth in Section 3.15.1.

     "Trading Day" means a day on which the Purchaser's Stock is actually traded on the American Stock Exchange.

     "Welfare Plan" has the meaning set forth in Section 3.26.1.

                                  SCHEDULE 2.1

                               CASH CONSIDERATION
                               ------------------

    Stockholder         Ownership Percentage      Amount of Cash Consideration
    -----------         --------------------      ----------------------------
    Robert Kinard              76.93%                     $750,067.50

    Dennis Mattock             23.07%                     $224,932.50


                               STOCK CONSIDERATION
                               -------------------

    Stockholder         Ownership Percentage     Amount of Stock Consideration
    -----------         --------------------     -----------------------------
    Robert Kinard              76.93%                     $96,162.50

    Dennis Mattock             23.07%                     $28,837.50

                                 SCHEDULE 2.2(A)

                COMPUTATION OF THE COMPANY'S NET WORKING CAPITAL
                               AT OCTOBER 31, 2004



 Balances are from the Interim Financial Statements provided to the Purchaser.

      Total Current Assets                                 $289,815.75

      Total Current Liabilities                            $197,020.31
                                                           -----------

      Net Working Capital                                  $ 92,795.44
                                                           ============

                                 SCHEDULE 2.2(B)

                           CERTAIN MATTERS RELATING TO
                     DISPUTE RESOLUTION OF ADJUSTMENT AMOUNT
                     ---------------------------------------

     Section 2.2 of the Agreement provides that the "Adjustment Amount" be computed from the review by the Purchaser's Independent Auditor of the financial statements as at the Closing Date which review shall be completed within seventy-five (75) days after the Closing, and that any payments required by said
Section 2.2, either from the Purchaser to the Company or from the Company to the Purchaser, be made within fifteen (15) business days after such computation is completed.

     The foregoing, notwithstanding, the Sellers shall have the right, to be exercised by written notice to the Purchaser prior to the expiration of such fifteen (15) business day period, to extend such period for payment for an additional fifteen (15) days to permit an auditor chosen by Sellers (the
"Seller's Independent Auditor") to review such computation (including the components of such audited balance sheet) to determine whether it concurs or disagrees with the amount of the Adjustment Amount so computed.

     In the event the Sellers and the Seller's Independent Auditor disagree with the computation of the Adjustment Amount, they shall so notify the Purchaser, in writing, within such fifteen (15) day period. In such case, the Sellers and the Purchaser, and their respective Independent Auditors, shall endeavor in good faith to reconcile or compromise their differences and agree to an Adjustment Amount.

     In the event the Purchaser and the Sellers, and their respective Independent Auditors, fail to reach agreement on the Adjustment Amount within such second fifteen (15) day period, a third firm of independent certified public accountants shall be selected by agreement between the Seller's Independent Auditor and Purchaser's Independent Auditor to act as arbitrator of the dispute. Such arbitrator shall be instructed to deliver its decision within thirty (30) days of the time the matter has been presented to it.

     Each party shall bear its own costs in the foregoing procedure, including the fees of its respective Independent Auditor; provided, however, that in the event the arbitration provisions of the preceding paragraph are invoked, the party losing such arbitration will be responsible for all costs of the arbitrator, including all fees of the arbitrator and all fees and expenses of the other party's Independent Auditor in conducting such arbitration proceeding.